UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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☐  Definitive Proxy Statement
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☒    Soliciting Material Pursuant to Section 240.14a-12

TLC VISION CORPORATION
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE MICHAEL R. HENDERSON CATHY WILLIS
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On April 14, 2008, Dr. Stephen Joffe, Michael R. Henderson and Cathy Willis (the “Joffe Group”) issued the press release set forth below.

      For Further Information:

Media:	Investors:
William Armstrong	Rob Swadosh or Art Gormley
The Dilenschneider Group	The Dilenschneider Group
212-922-0900	212-922-0900

For Immediate Release

TLC VISION DENIES STEPHEN N. JOFFE ACCESS TO SHAREHOLDER LIST

Joffe Group Will Continue Proxy Fight With or Without a Shareholder List

NEW YORK, NY (April 14, 2008) – Dr. Stephen N. Joffe, a private investor and laser vision correction industry pioneer, today announced that TLC Vision Corporation (NasdaqGS:TLCV) has refused to release its shareholder list to Dr. Joffe.  Dr. Joffe had requested access to TLC Vision’s list of shareholders pursuant to Section 1315 of the New York Business Corporation Law.  He plans to seek legal remedies to ensure that TLC Vision acts in accordance with the laws of New York State.

In an April 4, 2008 letter, TLC denied Dr. Joffe’s initial request for a current shareholder list, citing the absence of TLC Vision operations in the State of New York.  Dr. Joffe responded that New York case law held that the company must provide Dr. Joffe with TLC Vision’s shareholder list.  TLC Vision’s counsel, by letter dated April 11, 2008, reiterated TLC Vision’s earlier letter.

“I am disappointed that TLC Vision is attempting to block us from communicating with fellow shareholders,” Dr. Joffe said.  “Their refusal to cooperate reflects the insular attitude that has come to characterize this company’s Board of Directors and top management.  TLC Vision’s unwillingness to facilitate free and open communication among their shareholders - to do what is right legally and ethically - only reinforces the need for shareholders to support new voices on the Board to protect their interests.”

He added, “The absence of a shareholder list will in no way deter us from pursuing the election of our slate of three highly-qualified and independent candidates (collectively, the “Joffe Group”) to the Board of Directors of TLC Vision Corporation, at the Company's Annual Meeting of shareholders scheduled to be held June 10, 2008.  We certainly know who the major shareholders are and we are confident that our filings with the Securities and Exchange Commission have made most of TLC Vision’s active shareholders aware of our intentions.”

As previously disclosed, Dr. Joffe beneficially owns 5.0% of the outstanding common shares of TLC Vision.

TLC Vision operates approximately 80 refractive centers in the U.S. and Canada.  Its stock recently traded at a 52-week low of $0.96 per share, down from 52-week high of $6.10 per share.

Additional Information

The Joffe Group filed a preliminary proxy statement with the Securities and Exchange Commission on April 4, 2008, containing information about the solicitation of proxies for the 2008 Annual Meeting of the shareholders of the Company.

Investors and security holders of the Company are urged to read the preliminary proxy statement (and, when it becomes available, the definitive proxy statement) because it contains important information. Detailed information relating to the Joffe Group, each member of whom may be deemed to be participants in the solicitation of proxies from Company shareholders, can be found in the preliminary proxy statement filed by the Joffe Group. The preliminary proxy statement and other relevant documents relating to the solicitation of proxies by the Joffe Group are, and the definitive proxy statement will be, available at no charge on the SEC's website at http://www.sec.gov. In addition, the Joffe Group will provide copies of the definitive proxy statement and other relevant documents without charge upon request.  Requests for copies should be directed to Innisfree M&A Incorporated at its toll-free number: (888) 750-5834.

# # #

The Joffe Group filed a preliminary proxy statement with the Securities and Exchange Commission on April 4, 2008, containing information about the solicitation of proxies for the 2008 Annual Meeting of the shareholders of the Company.

Investors and security holders of the Company are urged to read the preliminary proxy statement (and, when it becomes available, the definitive proxy statement) because it contains important information. Detailed information relating to the Joffe Group, each member of whom may be deemed to be participants in the solicitation of proxies from Company shareholders, can be found in the preliminary proxy statement filed by the Joffe Group. The preliminary proxy statement and other relevant documents relating to the solicitation of proxies by the Joffe Group are, and the definitive proxy statement will be, available at no charge on the SEC's website at http://www.sec.gov. In addition, the Joffe Group will provide copies of the definitive proxy statement and other relevant documents without charge upon request.  Requests for copies should be directed to Innisfree M&A Incorporated at its toll-free number:(888) 750-5834.